Exhibit 99.1

Company Contact:	Investor Relations Contact:
PHC, Inc.	Liolios Group, Inc.
Bruce A. Shear	Scott Kitcher or Ron Both
President & CEO	info@liolios.com
Tel: 978-536-2777	Tel: 949-574-3860

PHC Reports First Quarter Fiscal 2009 Results

Patient Care Revenues at Record $10.6 Million

Peabody, Mass. – November 11, 2008 – PHC, Inc., d.b.a. Pioneer Behavioral Health (AMEX:PHC), a leading provider of inpatient and outpatient behavioral health services, reported financial results for the company’s first quarter ended September 30, 2008.

First Quarter Fiscal 2009 Financial and Operating Highlights

•	Q1 2009 revenues of $11.7 million increased 4% over same year-ago quarter (excluding discontinued research division revenue)---
•	Patient care revenue increased 4% over Q1 2008 to record $10.6 million
•	Contract support revenue increased slightly over Q1 2008
•	Announced the new Capstone Academy in Detroit with capacity to generate $5+ million annually

Key Financial Indicators

(Dollars in thousands, except per-share amounts.)

	Q1 FY2009	Q1 FY2008
Total revenues	$11,692	$11,283
Patient care revenues	10,560	10,155
Net income* (loss)	(333)	800
Earnings (loss) per share – Basic & Diluted*	(0.02)	0.04

*Includes start-up losses from new hospital and Capstone Academy of approximately $1.0 million.

First Quarter 2009 Financial Results

For the first fiscal quarter ended September 30, 2008, net revenue from operations totaled $11.7 million, an increase of 4% from $11.3 million in the first quarter of fiscal 2008. Patient care segment revenue increased 4% to $10.6 million from the same year ago quarter, while contract support services revenue from the company’s Wellplace subsidiary increased slightly to $1.1 million. This increase in Patient care segment revenue is due primarily to the opening of the Seven Hills Behavioral Institute in May 2008 that was partially offset by a decline in census at the company’s Michigan facility.

Income from continuing operations for the first quarter 2009 resulted in a loss of $435,000, as compared to a gain of $1.2 million the same period a year ago. The loss includes more than $750,000 in startup costs related to the company’s Seven Hills Behavioral Institute and approximately $250,000 is attributed to startup expenses at Capstone Academy.

The net loss for the quarter was $333,000 -or ($0.02) per basic and fully diluted share (based on 20.2 million basic and fully diluted shares), which compares to net income for the first quarter of fiscal 2008 of $800,000 or $0.04 per basic and fully diluted share (based on 20.1 million basic shares and 20.6 million diluted shares). The loss includes approximately $1.0 million in aforementioned new facility startup expenses, plus approximately $450,000 related to increased utilization of capitated contracts in the company’s Harmony division. Losses at Harmony are not expected to continue due to improved margins in renegotiated contracts.

First Quarter 2009 Operational Highlights

Pioneer announced at the end of September 2008 a plan to divest the operations of its Pivotal Research Centers, which comprise the pharmaceutical studies segment, and focus on its core business that delivers behavioral health programs and services. The company signed a letter of intent for the purchase of Pivotal by a prominent research organization. Pioneer is currently completing the purchase and sale agreement and expects the transaction will be completed in the near future. Based on this, the assets and liabilities of Pivotal are shown as assets held for sale and liabilities held for sale on Pioneer’s balance sheet and the results of operations of Pivotal are shown as discontinued operations in the statement of operations.

Also during the first quarter, Pioneer announced it will open the Capstone Academy in Detroit, Michigan. Capstone represents the next phase of PHC's efforts to provide expanded residential treatment services to adjudicated youth in the Detroit metropolitan area. Capstone more than doubles PHC's inpatient capacity in the area, joining the nearby Detroit Behavioral Institute (DBI). First enrollments are expected to begin this month. The new facility has the capacity to generate revenue of more than $5 million annually. With the addition of Capstone, the company will have more than 15 treatment centers across five states that offer both inpatient and outpatient programs and services.

Management Commentary

“Our efforts to focus on our core business of patient care resulted in record revenues in this segment for our first fiscal quarter,” said Bruce A. Shear, Pioneer's president and CEO, “and excluding the startup losses of our new facilities in Henderson and Detroit, we continued our long tradition of operating profitably.”

“While we have been enjoying solid growth in patient care, we continue to see an increase in utilization of our capitated contracts which resulted in this segment’s unusual loss in the quarter,” said Shear. “This triggered the process of renegotiating these agreements for future periods. These important advancements in this quarter in both of our operating segments, along with divestiture of Pivotal, places us in a strong position for growth and increased profitability in 2009.”

Fiscal 2009 Guidance

Based on the continued expectation that the company’s patient care revenue will grow more than 20% in fiscal 2009, management continues to see an achievable goal of income before taxes of 8-10% of net revenue as it approaches fiscal 2010.

Said Shear, “As I mentioned in our previous quarterly report, thanks to the substantial investments we have made in new facilities, we expect the most visible improvement in our performance to come during the second half of 2009 when our newest projects, like Capstone Academy, come up to speed.”

Subsequent Events

Subsequent to the first quarter-end, the company’s Seven Hills Behavioral Institute received accreditation from the Joint Commission on Accreditation of Healthcare Organization (Joint Commission), an independent, not-for-profit organization that accredits and certifies more than 15,000 health care organizations and programs in the United States. Joint Commission accreditation and certification is recognized nationwide as a symbol of quality that reflects an organization’s commitment to meeting certain performance standards.

Teleconference Information

PHC will host a conference call today at 10:00 a.m. Eastern time. A question and answer session will follow management’s presentation. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the PHC conference call and provide the conference ID.

Date: Tuesday, November 11, 2008

Time: 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time)

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7PHC

A web simulcast of the call can be accessed via PHC’s website at www.phc-inc.com. A replay of the call will be available after 2:00 p.m. Eastern time on the same day and until December 11, 2008:

Toll-free replay number: 1-800-283-8486

International replay number: 1-402-220-0869

(No passcode required)

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About PHC, Inc.

PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania and Nevada. The company also offers internet and telephonic-based referral services that includes EAP and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

PHC, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended
	September 30,
	2008	2007
Revenues:
Patient care, net	$10,559,496	$10,155,217
Contract support services	1,132,409	1,127,984
Total revenues	11,691,905	11,283,201
Operating expenses:
Patient care expenses	6,158,157	5,296,074
Cost of contract support services	827,779	802,648
Provision for doubtful accounts	445,814	422,226
Administrative expenses	4,694,974	3,609,936
Total operating expenses	12,126,724	10,130,884

Income (loss) from operations	(434,819)	1,152,317

Other income (expense):
Interest income	51,269	32,535
Other income	30,854	14,099
Interest expense	(81,642)	(113,899)

Total other income (expenses), net	481	(67,265)

Income (loss) before provision for taxes	(434,338)	1,085,052
Income tax (benefit) provision	(39,419)	461,257

Profit (Loss) from continuing operations	(394,919)	623,795

Discontinued operations – net of taxes provision - Pivotal	62,216	176,216

Net income (loss) applicable to common shareholders	$(332,703)	$800,011

Basic net income (loss) per common share	$(0.02)	$0.04

Basic weighted average number of shares outstanding	20,178,087	20,136,781

Diluted net income (loss) per common share	$(0.02)	$0.04

Diluted weighted average number of shares outstanding	20,178,087	20,601,828

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2008	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,830,255	$3,142,226
Accounts receivable, net of allowance for doubtful accounts of $2,288,252 at September 30, 2008 and $2,230,371 at June 30, 2008	6,916,012	6,439,733
Other receivables- third party	170,633	--
Prepaid expenses	297,771	491,503
Prepaid Income taxes	436,354	269,074
Other receivables and advances	869,840	623,295
Deferred income tax asset - current	967,999	967,999
Assets held for sale - Pivotal	5,693,594	5,313,993
Total current assets	17,187,458	17,247,823
Accounts receivable, non-current	35,000	35,000
Other receivables	66,712	71,889
Property and equipment, net	4,656,828	4,382,421
Deferred income tax asset – non-current	528,840	528,840
Deferred financing costs, net of amortization of $326,541 and $286,413 at September 30, 2008 and June 30, 2008	445,700	470,829
Goodwill	969,098	969,098
Other assets	2,843,077	2,784,965
Total assets	$26,727,713	$26,490,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,832,588	$1,318,421
Current maturities of long-term debt	652,411	651,379
Revolving credit note	1,119,705	977,203
Current portion of obligations under capital leases	137,329	170,285
Accrued payroll, payroll taxes and benefits	1,636,183	1,528,640
Accrued expenses and other liabilities	1,549,728	1,434,983
Liabilities held for sale - Pivotal	910,124	1,128,470
Total current liabilities	7,838,068	7,209,381
Long-term debt, net of current maturities	395,208	393,705
Obligations under capital leases	210,284	229,274
Total liabilities	8,443,560	7,832,360
Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized, 19,813,540 and 19,806,147 shares issued at September 30, 2008 and June 30, 2008, respectively	198,135	198,061
Class B common stock, $.01 par value, 2,000,000 shares authorized, 775,080 and 775,672 issued and outstanding at September 30, 2008 and June 30, 2008, respectively, each convertible into one share of Class A common stock	7,751	7,757
Additional paid-in capital	27,406,664	27,388,821
Treasury stock, 414,290 and 387,698 shares of Class A common stock at September 30, 2008 and June 30, 2008, respectively, at cost	(745,476)	(685,916)
Accumulated deficit	(8,582,921)	(8,250,218)
Total stockholders’ equity	18,284,153	18,658,505
Total liabilities and stockholders’ equity	$26,727,713	$26,490,865